Exhibit 6.30

FIRST AMENDMENT
TO
LOAN AGREEMENT

This First Amendment to Loan Agreement is entered into as of December 11, 2024 (the "Amendment"), by and between AGILITY CAPITAL III, LLC ("Lender") and COYUCHI, INC. ("Borrower").

RECITALS

Borrower and Lender are parties to that certain Loan Agreement dated as of August 26, 2024 and as amended from time to time (the "Agreement"). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Section 1(f) of the Agreement is amended and restated in its entirety to read as follows:

   (f) Maturity Date. All amounts outstanding hereunder are due and payable on the earlier of (i) the date Borrower receives an aggregate of at least $5,000,000 in cash proceeds from the sale and issuance of its equity securities in a bona fide equity financing transaction or any equity and/or debt financing led by a strategic investor that contemplates an acquisition of Borrower by such strategic investor or (ii) June 30, 2025 (the "Maturity Date").

2. Section 4(d) of the Agreement is hereby deleted in its entirety.

3. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

4. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Lender under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement as amended hereby.

5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. In the event that any signature is executed and delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" or electronic signature page were an original hereof.

6. As a condition to the effectiveness of this Amendment, Lender shall have received, in form and substance satisfactory to Lender, the following:

   (a) this Amendment, duly executed by Borrower;

   (b) amended and restated warrant to purchase stock;

   (c) repayment of $500,000 in outstanding principal owing to Lender;

   (d) payment of an amendment fee in the amount of $13,500 plus a loan documentation fee in the amount of $3,500; and

   (e) such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

BORROWER:

COYUCHI, INC.

By: DocuSigned by: Neil Kee
846FF41776B84DE...

Name: Neil Kee

Title: Chief Financial Officer

LENDER:

AGILITY CAPITAL III, LLC

By: DocuSigned by: Daniel Corry
DF6E28792171460...

Name: Daniel Corry

Title: Managing Member

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

AMENDED AND RESTATED WARRANT TO PURCHASE STOCK

Company:	Coyuchi, Inc.
Number of Shares:	See below
Class of Stock:	See below
Initial Exercise Price:	See below
Issue Date:	August 27, 2024
Expiration Date:	August 26, 2034

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, **AGILITY CAPITAL III, LLC** or its registered assignee ("Holder") is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the "Shares") of Coyuchi, Inc., a California corporation (the "Company") at the initial exercise price per Share (the "Warrant Price") set forth above and herein, and as adjusted pursuant to Article 2 of this Warrant.

This Warrant is being issued to Holder in connection with that certain Loan Agreement by and between Agility Capital III, LLC ("Lender") and Company dated as of August 26, 2024 and as amended from time to time (collectively, the "Loan Agreement"), including pursuant to that certain First Amendment to Loan Agreement dated as of December 12, 2024 (the "Restatement Date"), and does hereby amend, restate and replace in its entirety that certain Warrant to Purchase Stock issued by Company to Holder on August 27, 2024 (the "Issue Date").

The Shares shall be the class and series issued in a bona fide equity financing (the "Next Round Stock") in which Company receives at least $2,000,000 in cash proceeds after the Issue Date (a "Qualified Financing"); provided however, if a Qualified Financing has not occurred prior to the earlier of (i) the date all amounts owing to Lender under the Loan Agreement have been repaid, (ii) the Maturity Date (as defined in the Loan Agreement), or (iii) an Acquisition, then at Holder's election, the Shares shall be the Company's Series C Preferred Stock.

The initial number of Shares issuable upon exercise of this Warrant is equal to the Warrant Amount divided by the Warrant Price. The "Warrant Amount" means, as of the Issue Date, $250,000. In addition to the foregoing, upon the occurrence of an Event of Default (as defined in the Loan Agreement), the number of Shares that may be acquired hereunder shall increase by an additional number of Shares equal to 25% of the number of Shares issuable upon the date of such Event of Default, and further increased on the 15th day following such Event of Default and on each 15th day thereafter by a number of Shares equal to 10% of the number of Shares issuable upon the date of such Event of Default, until the Event of Default is cured and waived in writing by Lender (as defined in the Loan Agreement).

The Warrant Price shall be equal to (i) 80% of the lowest price per share paid by investors acquiring shares in the Qualified Financing, if the Shares are Next Round Stock, or (ii) $3.60, if the Shares are the Company's Series C Preferred Stock.

1. EXERCISE

1.1 Method of Exercise. Holder may exercise this Warrant, in whole but not in part, by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole but not in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus

the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company's stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. Otherwise, the value shall be as reasonably determined by the Board of Directors of the Company in good faith.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Right to Put Warrant. Immediately prior to the consummation of (i) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction (each, an "Acquisition") or (ii) the Company's initial, underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act") as set forth in the Automatic Conversion provisions in the Company's Articles of Incorporation (a "Public Offering"), if this Warrant has not been exercised or converted for Shares, the Company shall, at the request of Holder, purchase all rights that Holder has under this Warrant for a cash payment (the "Buyout Fee") in the amount of $145,000. In addition, upon the occurrence of an Event of Default, the Buyout Fee shall automatically increase by 25%, and further increase by 10% on the 15th day following such Event of Default and on each 15th day thereafter, until the Event of Default is cured and waived in writing by Lender. Upon Holder's receipt of the Buyout Fee, Holder shall promptly return this Warrant to the Company for cancellation. The Company will give the Holder at least 10 days' prior written notice of the Acquisition and, if exercised, the Holder's election to exercise its put right under this Section shall be deemed conditional upon the closing of the Acquisition.

1.7 Treatment of Warrant Upon an Acquisition or Public Offering.

(a) If Holder does not exercise its rights under Section 1.1, 1.2 or 1.6 in connection with an Acquisition, then the Company shall pay to Holder immediately prior to or concurrently with the closing of such Acquisition an amount equal to the greater of (i) the Buyout Fee (if this Warrant has not been exercised or converted for Shares) or (ii) the aggregate amount of consideration Holder could have received if Holder held the Shares issuable upon exercise of the unexercised portion of this Warrant and such Shares were outstanding on the record date for the Acquisition, less the aggregate Warrant Price for such Shares; and upon Holder's receipt of such payment, this Warrant shall automatically be cancelled and of no further force or effect.

(b) If Holder does not exercise its rights under Section 1.1, 1.2 or 1.6 in connection with a Public Offering, and the per share price to the public of the Company's common stock in such Public Offering is in excess of the Warrant Price per Share, then this Warrant shall be converted pursuant to Section 1.2, effective immediately prior to or concurrently with the effectiveness of such Public Offering, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder, and this Warrant shall automatically be cancelled and of no further force or effect. If Holder does not exercise its right under Section 1.1, 1.2 or 1.6 in connection with a Public Offering and the per share price to the public of the Company's Common Stock in such Public Offering is less than the then effective Warrant Price per Share, and if this Warrant has not been exercised or converted for Shares, then the Company shall pay to Holder the Buyout Fee on the effective date of such Public Offering and this Warrant shall automatically be cancelled and of no further force or effect upon such payment.

2. Adjustments To The Shares.

2.1 Dividends. If the Company declares or pays a dividend on its capital stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the property to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If at any time while this Warrant, or any portion thereof, remains outstanding and unexpired, the outstanding Shares are reverse-split, combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares issuable upon exercise or conversion of this Warrant shall be proportionately decreased. If the outstanding Shares are split, combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased and the number of Shares issuable upon exercise of or conversion of this Warrant shall be proportionately increased.

2.4 No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder's rights under this Warrant differently from other holders of the Shares, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

2.5 Certificate as to Adjustments. Upon each adjustment of the Warrant Price or the Shares, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer or other authorized officer setting forth such adjustment and the facts upon which such adjustment is based and the Warrant Price in effect upon the date thereof and the type and number of Shares issuable under the Warrant on the date thereof.

3. Representations And Covenants Of The Company.

3.1 Representations and Warranties. The Company represents and warrants to the Holder as follows:

(a) The capitalization table attached to this Warrant correctly states all outstanding shares and rights to acquire shares of the Company's capital stock as of the Issue Date.

(b) All Shares that may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional

shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) effectuate a Public Offering or an Acquisition or otherwise merge or consolidate with or into any other entity, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3 **Registration Rights**. At the option of Holder, the common stock into which the Shares are convertible shall be "Registrable Securities", and Holder shall have "piggyback" and S-3 registration rights with respect thereto as a "Holder" under any investor rights agreement or registration rights agreement by and between the Company and the stockholders of the Company named therein from time to time.

4. **Representations and Warranties by the Holder.** The Holder represents and warrants to the Company as follows:

4.1 This Warrant and the Shares issuable upon exercise thereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Act. Upon exercise or conversion of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the securities issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale.

4.2 The Holder understands that the Warrant and the Shares have not been registered under the Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) thereof, and that they must be held by the Holder indefinitely, and that the Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempted from such registration. The Holder further understands that the Shares have not been qualified under the California Securities Law of 1968 (the "California Law") by reason of their issuance in a transaction exempt from the qualification requirements of the California Law pursuant to Section 25102(f) thereof, which exemption depends upon, among other things, the bona fide nature of the Holder's investment intent expressed above.

4.3 The Holder is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith.

4.4 The Holder is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Warrant, including a complete loss of Holder's investment in the Shares.

5. **MISCELLANEOUS.**

5.1 **Term**. This Warrant is exercisable, in whole but not in part, at any time and from time to time on or before the Expiration Date set forth above. Notwithstanding the foregoing, in the event that, upon the Expiration Date or other termination of this Warrant pursuant to Section 1.7 with respect to an Acquisition or a Public Offering, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date such that the aggregate net value to Holder is greater than the Buyout Fee, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder. In all other scenarios, upon the Expiration Date or other termination of this Warrant, Holder shall be deemed as having delivered notice to Company to exercise its rights to

receive the Buyout Fee and on such Expiration Date, Company shall pay to Holder the Buyout Fee.

5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

> THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

5.4 Transfer Procedure. Subject to the provisions of Section 5.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company written notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable), provided that no such notice shall be required for a transfer to an affiliate of Holder.

5.5 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.6 Attorneys' Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

5.7 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

5.8 No Rights of Stockholders. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or be deemed the holder of the Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has duly executed this Amended and Restated Warrant to Purchase Stock as of the Restatement Date set forth above.

Coyuchi, Inc.

DocuSigned by:

By: Neil Kee

846FF41776B84DE...

Name: Neil Kee

Title: CFO

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase ______________ shares of the ____________ Stock of Coyuchi, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 1.2 of the Warrant. This conversion is exercised with respect to ______________ of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

AGILITY CAPITAL III, LLC
Or Registered Assignee

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

AGILITY CAPITAL III, LLC or Registered Assignee

____
(Signature)

____
(Date)

Capitalization Table

	Authorized	Shares Outstanding	% Outstanding	Shares Outstanding Fully Diluted	% Outstanding Fully Diluted
Stock:					
Common	48,600,000.00	12,282,616.00	49.06%	12,282,616.00	41.41%
Series A Preferred	1,100,000.00	512,789.00	2.05%	512,789.00	1.73%
Series A-1 Preferred	5,500,000.00				
Series B Preferred	16,000,000.00	6,036,922.00	24.11%	6,036,922.00	20.35%
Series B-1 Preferred	1,900,000.00				
Series C Preferred	18,600,000.00	6,205,692.70	24.79%	6,205,692.70	20.92%
		25,038,019.70	100.00%	25,038,019.70	84.41%
Incentive Plans:					
Options	4,088,485.00	0.00	0.00%	4,622,967.00	15.59%
		0.00	0.00%	4,622,967.00	15.59%
		0.00	0.00%	4,622,967.00	15.59%
TOTALS:		25,038,019.70	100.00%	29,660,986.70	100.00%